FORM 5
        U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                 ANNUAL STATEMENT OF               |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                   |EXPIRES:             |
                                                   | DECEMBER 31, 2001   |
        Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
          Securities Exchange Act of 1934,         |BURDEN HOURS         |
         Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
            Holding Company Act of 1935            |_____________________|
        or Section 30(f) of the Investment
               Company Act of 1940
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1. Name and Address of Reporting Person

       Gentili                      Gene                         J.
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       (Last)                      (First)                    (Middle)

      100 Tri-State Drive         Suite 200
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                                  (Street)

       Lincolnshire                   IL                          60069
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       (City)                      (State)                      (Zip)
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2. Issuer Name and Ticker or Trading Symbol

      Ivex Packaging Corporation / IXX
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3. IRS or Social Security Number of Reporting Person, if an entity
   (Voluntary)

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4. Statement of Month/Year

      1999
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5. If amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ___ Director                               ___ 10% Owner
   _X_ Officer (give title below)             ___ Other (specify below)

                          Vice President and General Manager
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7. Individual or Joint/Group Reporting (check applicable line)
   _X_ Form Filed by One Reporting Person
   ___ Form Filed by More than one Reporting Person

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Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1. Title of Security (Instr. 3)

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2. Transaction Date (Month/Day/Year)

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3. Transaction Code (Instr. 8)

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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

    ----------------            -----------------          -----------------
         Amount                     (A) or (D)                    Price
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5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year (Instr. 3 and 4)

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6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

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7. Nature of Indirect Beneficial Ownership (Instr. 4)

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[TYPE ENTRIES HERE]



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TABLE II - Derivative Securities, Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible
           securities)
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1. Title of Derivative Security (Instr. 3)

   Employee Stock Option (right to buy)
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2. Conversion of Exercise Price of Derivative Security

   (1) $23.25           (2) $19.69        (3) $10.00
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3. Transaction Date (Month/Day/Year)

   (1) 1/7/99           (2) 6/7/99        (3) 12/31/99
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4. Transaction Code (Instr. 8)

   A
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5. Number of Derivative Securities Acquired (A) or Disposed of (D)
   (Instr. 3, 4 and 5)
             (1) 15,000
             (2) 15,000
             (3) 15,000
           ---------------                           ---------------
                 (A)                                       (D)
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6. Date Exercisable and Expiration Date (Month/Day/Year)

            (1) see explanation                               (1)12/31/08
            (2) see explanation                               (1)  6/7/09
            (3) see explanation                               (2)12/31/09
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              Date Exercisable                              Expiration Date
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7. Title and Amount of Underlying Securities (Instr. 3 and 4)
                                                        (1) 15,000
                                                        (2) 15,000
           Common Stock                                 (3) 15,000
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               Title                         Amount or Number of Shares
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8. Price of Derivative Security (Instr. 4)

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9. Number of Derivative Securities Beneficially Owned at End of Year
   (Instr. 4)

   82,876
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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

   D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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[TYPE ENTRIES HERE]






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   EXPLANATION OF RESPONSES:

      (1) Option vests in three equal annual installments beginning 12/31/99.
      (2) Option vests in three equal annual installments beginning 6/7/00.
      (2) Option vests in three equal annual installments beginning 12/31/00.



       /s/ Gene J. Gentili                        February 10, 2000
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   **  SIGNATURE OF REPORTING PERSON                     DATE



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** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78FF(A).

  NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

  Potential persons who are to respond to the collection of information contained in this form are nor required to respond unless the form displays a currently valid OMB number.
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